UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2009

ARCH CHEMICALS, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-14601	06-1526315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Merritt 7, Norwalk, CT	06851
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 229-2900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.02.	Departure of Directors Of Certain Officers; Election Of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On October 30, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Arch Chemicals, Inc. (the “Company”) amended and restated the Arch Senior Executive Pension Plan (the “SERP”), a non-qualified senior executive pension plan, and the Arch Supplementary and Deferral Benefit Pension Plan (the “Supplementary Plan”), a supplemental non-qualified pension plan for employees designed to provide pension benefits in excess of Internal Revenue Code limits imposed on benefits paid under the Company’s qualified pension plan.

The amendments to the SERP include the following changes:

(i) Upon retirement, each executive currently participating in the SERP will be entitled to the greater of his or her benefit calculated under the terms of the old SERP formula or a new SERP formula, as determined at the time of his or her eventual retirement or termination of employment. The old SERP formula has an accrual rate of 3% of final average pay for each year of service in the SERP and a maximum annual benefit of 50% of final average pay and the new SERP formula has an accrual rate of 2% of final average pay for each year of service in the SERP and a maximum annual benefit of 60% of final average pay. Payments under the SERP remain subject to certain pension offsets, including benefits accrued under the Company’s qualified pension plan. While the old SERP formula provides for immediate vesting, current executives who participate in the SERP do not vest in a benefit in the new SERP formula until the earlier of (A) the date the participant attains age 55 and has at least 10 years of service credited while a participant in SERP and (B) if an executive dies prior to retirement, the day preceding the date of death.

(ii) The current SERP provides a financial incentive to retire at age 62. This incentive, which is known as an early retirement subsidy, diminishes in value as the participant works beyond age 62. If the executive works beyond age 62, the gradual loss of the subsidy offsets, and in some cases may completely eliminate, the value of additional post-age 62 accruals under the SERP. Therefore, to eliminate this disincentive to stay beyond age 62, the amendment provides that if the Committee asks the executive to stay beyond age 62, such executive may become eligible for an enhancement to the SERP pension benefit that would otherwise be payable. This enhancement is designed primarily to preserve the value of the age 62 early retirement subsidy under the old SERP formula that would otherwise be diminished if the executive continued to work past age 62, with the result being that the value of post-age 62 benefit accruals will no longer be offset by the gradual loss of the value of the early retirement subsidy.

(iii) Pre-retirement death benefits were modified to provide for payment of the full value of any accrued benefit whereas previously the SERP provided for a reduction in value on death.

(iv) A non-compete provision was added to provide that if an executive joins a competitor or solicits a key employee within two years after leaving the Company, the executive’s benefits under the SERP will be forfeited.

(v) Other changes to clarify certain aspects of the operation of the SERP.

All current Named Executive Officers of the Company participate in the SERP. The Committee also determined that Michael E. Campbell, the Chairman, President and Chief Executive Officer of the Company, who is over age 62, shall be eligible for the enhanced SERP benefit described above in clause (ii).

The Supplementary Plan was amended so that if an executive is or becomes a participant in the SERP or other comparable non-qualified senior executive pension plan, the executive will not be eligible to accrue further benefits under the Supplementary Plan. Other changes were made to clarify certain aspects of the operation of the plan.

The foregoing description is qualified in its entirety by the actual terms of the SERP and the Supplementary Plan, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively.

In addition, in connection with a five-year review, the Senior Management Incentive Plan (“SMICP”) was amended by the Committee effective January 1, 2010 for bonus awards granted after December 31, 2009 for fiscal years 2010 and beyond. This plan is an annual bonus plan under which bonuses paid (if any) are intended to qualify as performance-based compensation under Section 162(m) under the Internal Revenue Code of 1986, as amended. The amendment primarily added additional financial measures as performance measures under this plan. A copy of the amended SMICP is attached hereto as Exhibit 10.3.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

10.1	Arch Senior Executive Pension Plan, effective as of January 1, 2009.

10.2	Arch Supplementary and Deferral Benefit Pension Plan.

10.3	Arch Chemicals, Inc. Senior Management Incentive Compensation Plan (As Amended and Restated Effective January 1, 2010 for Awards Granted After December 31, 2009)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2009

ARCH CHEMICALS, INC.

By:	/S/ STEVEN C. GIULIANO
Name:	Steven C. Giuliano
Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Arch Senior Executive Pension Plan, effective as of January 1, 2009.

10.2	Arch Supplementary and Deferral Benefit Pension Plan.

10.3	Arch Chemicals, Inc. Senior Management Incentive Compensation Plan (As Amended and Restated Effective January 1, 2010 for Awards Granted After December 31, 2009)

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